Exhibit 5.2

Law Offices	May 9, 2016

600 Campus Drive

Florham Park, NJ

07932-1047

(973) 549-7000

(973) 360-9831 fax

www.drinkerbiddle.com

A Delaware Limited

Liability Partnership

CALIFORNIA

DELAWARE

ILLINOIS

NEW JERSEY

NEW YORK

PENNSYLVANIA

WASHINGTON D.C.

WISCONSIN

Andrew B. Joseph

Partner responsible for

Florham Park Office

Established 1849

C. R. Bard, Inc.

730 Central Avenue

Murray Hill, New Jersey 07974

Ladies and Gentlemen:

We have acted as special counsel to C. R. Bard, Inc., a New Jersey corporation (the “Company”), in connection with the issuance and sale by the Company of $500,000,000 aggregate principal amount of 3.000% notes due 2026 (the “Notes”), pursuant to the Underwriting Agreement dated May 4, 2016 between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc. and J.P. Morgan Securities LLC as representatives of the several underwriters named therein (the “Underwriting Agreement”). Capitalized terms used herein and not defined shall have the meanings assigned to such terms in the Underwriting Agreement. The Notes will be issued under an indenture (the “Base Indenture”), dated as of December 20, 2010, as supplemented by the First Supplemental Indenture, dated as of December 20, 2010, the Second Supplemental Indenture, dated as of October 30, 2012, and the Third Supplemental Indenture dated as of May 9, 2016 (the “Third Supplemental Indenture”) between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”) (as so amended and supplemented, the “Indenture”).

We have examined originals, or duplicates or certified or conformed copies, of the Registration Statement, the Base Indenture and the Third Supplemental Indenture which have been filed, or are being filed on the date hereof, with the Commission, the form of Note, and the Underwriting Agreement. We have also examined the Company’s Certificate of Incorporation, as amended and restated, and Bylaws, as amended and restated, and originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that (a) based solely on a Short Form Good Standing Certificate issued on April 22,
2016 by the State of New Jersey, Department of the Treasury, the Company is validly existing as a corporation in good standing under the laws of the State of New Jersey, (b) the Company has all requisite corporate power and authority to execute and deliver the Notes and to perform its obligations thereunder, and (c) the issuance of the Notes in accordance with the provisions of the Indenture upon payment of the consideration therefor as provided in the Underwriting Agreement has been duly authorized by all necessary corporate action and, to the extent governed by New Jersey law, have been duly executed and delivered.

We do not express any opinion herein concerning any law other than the law of the State of New Jersey.
We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Company’s Form 8-K filed on May 9, 2016 and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement, as supplemented by the prospectus supplement dated May 4, 2016.

Very truly yours,

/s/ Drinker Biddle & Reath LLP

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